                                                                   Exhibit 10.93

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24B-2



                                LICENSE AGREEMENT

        THIS LICENSE AGREEMENT ("Agreement") is made as of this 31 day of August, 2001 (the "Effective Date"), by and between AP Cells Inc., a company organized under the laws of California ("AP Cells"), and Epimmune Inc., a corporation organized under the laws of the State of Delaware ("Epimmune").

        WHEREAS, Epimmune owns or has a license to certain patent rights and know-how as described herein; and

        WHEREAS, AP Cells desires to obtain a license under Epimmune's rights in such patent rights and know-how to develop and commercialize products for use in the Field in the Territory (each as defined below);

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

        For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

        1.1 "ADDITIONAL RIGHTS" shall have the meaning set forth in Section
3.4.1.

        1.2 "AFFILIATE" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

        1.3 "ANTIGEN PATENT RIGHTS" shall mean the antigens and patents and patent applications listed in Appendix A hereto, and any corresponding foreign counterparts thereof, and all patents issuing thereon (including utility, model and design patents and certificates of invention), including any division, continuation, continuation-in-part or substitution of any such patent application, and any reissue, extension, confirmation, registration, re-examination or inventor's certificate of any such patent, together with any corresponding foreign counterparts of the foregoing.

        1.4 "AP CELLS IMPROVEMENTS" shall mean all Improvements owned by or licensed to AP Cells (with the right to license or sublicense) during the term of this Agreement, excluding AP Cells' interest in any Joint Improvements and any Improvements licensed to AP Cells by Epimmune under Section 3.1.

        1.5 "BLA" shall mean Biologic License Application or any equivalent successor application or equivalent application in other countries or jurisdictions in the Territory.

        1.6 "DOLLARS" or "$" means United States dollars.

        1.7 "EPIMMUNE IMPROVEMENTS" shall mean all Improvements owned by or licensed to Epimmune (with the right to license or sublicense) during the term of this Agreement, excluding Epimmune's interest in any Joint Improvements and any Improvements licensed to Epimmune by AP Cells under Section 9.1.2.

        1.8 "EPIMMUNE PRODUCT" shall mean any product that uses or incorporates any Improvement licensed to Epimmune pursuant to Section 9.1.2.

        1.9 "FDA" shall mean the United States Food and Drug Administration or any successor entity.

        1.10 "FIELD" shall mean (a) ex vivo therapeutic applications in cancer;
(b) applications for the purpose of selecting and monitoring patients with cancer and the treatment of such patients, in either case of (a) or (b) where such applications involve the use of dendritic cells or other antigen-presenting cells, immortalized cells or exosomes produced by any of the foregoing cells to produce or modulate a human immune system response to cancer; and (c) ex vivo therapeutic use of synthetic exosomes to produce or modulate a human immune system response to cancer. For such purposes, it is understood that "use" of antigen-presenting cells includes, without limitation, modification, differentiation, activation, expansion or other manipulation of such cells, exosomes, derivatives or precursors.

        1.11 "GMP" shall mean current good manufacturing practices under FDA rules and regulations.

        1.12 "IMPROVEMENT" shall mean any patentable invention or discovery that constitutes an enhancement, improvement or modification to the Antigen Patent Rights or the Process Patent Rights (or, if the Peptide Option is exercised, the Additional Rights) and is owned by or licensed to a party (with the right to license or sublicense) during the term of this Agreement, and any and all patents and patent applications covering such invention or discovery, and any corresponding foreign counterparts thereof, and all patents issuing thereon (including utility, model and design patents and certificates of invention), including any division, continuation, continuation-in-part or substitution of any such patent application, and any reissue, extension, confirmation, registration, re-examination or inventor's certificate of any such patent, together with any corresponding foreign counterparts of the foregoing. The parties agree that this definition of "Improvement" specifically excludes a patentable invention or discovery comprised of a combination of such Antigen Patent Rights or Process Patent Rights (or, if the Peptide Option is exercised, the Additional Rights) with intellectual property owned or controlled by AP Cells (other than the intellectual property licensed from Epimmune pursuant to this Agreement).

        1.13 "IND" means the Investigational New Drug application or any equivalent successor application or equivalent application in other countries or jurisdictions in the Territory.

        1.14 "JAPAN OPTION" shall have the meaning set forth in Section 3.5.


                                       2.

        1.15 "JOINT IMPROVEMENTS" shall have the meaning set forth in Section 9.1.1.

        1.16 "LICENSE" shall have the meaning set forth in Section 3.1.

        1.17 "LICENSED KNOW-HOW" shall mean all inventions, discoveries, trade secrets, experience, data, sequence information, formulas, computer models, procedures, results, materials and assays, and all improvements thereon, owned by or licensed to Epimmune (with the right to license or sublicense), which are not included in the Licensed Patent Rights, but which are necessary or useful to the commercial exploitation of the Licensed Patent Rights and which are not generally publicly known, as set forth on Appendix B hereto.

        1.18 "LICENSED PATENT RIGHTS" shall mean the Antigen Patent Rights, the Process Patent Rights, the Epimmune Improvements and Epimmune's interest in any Joint Improvements (and, if the Peptide Option is exercised, the Additional Rights for which the Peptide Option has been exercised).

        1.19 "LICENSED PRODUCT" shall mean any product that contains, incorporates, or uses any Licensed Technology.

        1.20 "LICENSED TECHNOLOGY" shall mean, collectively, the Licensed Patent Rights and Licensed Know-How.

        1.21 "NET SALES" shall mean the invoiced sales price of any Licensed Product billed by AP Cells or its Affiliates or sublicensees to Third-Party customers, or of any Epimmune Product billed by Epimmune or its Affiliates or sublicensees to Third-Party customers, as applicable, in each case less the following amounts to the extent included in the invoiced sales price: (a) credits, discounts and rebates to, and chargebacks from the account of, such Third-Party customers for any spoiled, damaged, out-dated, rejected or returned product; (b) actual shipping and handling, freight and insurance costs incurred in transporting such product in final form to such Third-Party customers; and
(c) sales, use, value-added and other taxes or governmental charges incurred in connection with the exportation or importation of such product in final form.

        1.22 "PEPTIDE OPTION" shall have the meaning set forth in Section 3.4.1.

        1.23 "PEPTIDE OPTION PERIOD" shall have the meaning set forth in Section 3.4.2.

        1.24 "PERSON" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        1.25 "PHASE III" shall mean that portion of the clinical development program of a Licensed Product which provides for the continued trials of the Licensed Product on sufficient numbers of patients to establish the safety and efficacy of the Licensed Product for the desired claims and indications, as more specifically defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries or jurisdictions in the Territory.


                                       3.

        1.26 "PROCESS PATENT RIGHTS" shall mean U.S. Patent 6,037,135, "Methods for making HLA binding peptides and their uses" and any corresponding foreign counterparts thereof, and all patents issuing thereon (including utility, model and design patents and certificates of invention), including any division, continuation, continuation-in-part or substitution of any such patent application, and any reissue, extension, confirmation, registration, re-examination or inventor's certificate of any such patent, together with any corresponding foreign counterparts of the foregoing.

        1.27 "TERRITORY" shall mean world-wide, except Japan.

        1.28 "THIRD PARTY" shall mean any Person other than Epimmune, AP Cells and their respective Affiliates.

        1.29 "VALID PATENT CLAIM" shall mean a claim or disclosure of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

        2.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each party hereby represents and warrants to the other party as follows:

            2.1.1 Such party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

            2.1.2 Such party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

            2.1.3 As of the Effective Date, the execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and
(b) do not conflict with, or constitute a default under, any contractual obligation of such party.


                                       4.

        2.2 REPRESENTATIONS AND WARRANTIES OF EPIMMUNE. Epimmune represents and warrants to AP Cells as of the Effective Date that :

            2.2.1 Epimmune is the sole and exclusive owner or licensee of the Licensed Technology in the Field and has the right to grant the License hereunder.

            2.2.2 Appendix A hereto identifies all patents and patent applications owned or licensed by Epimmune associated with the antigens listed therein.

            2.2.3 To the best of Epimmune's knowledge: (a) there are no pending or threatened claims of litigation brought by a Third Party under any Third Party patent, trade secret or other Third Party intellectual property right regarding the Licensed Technology; and (b) the practice by AP Cells of the Licensed Technology as contemplated herein does not infringe any issued Third Party patent.

                                   ARTICLE 3
                            LICENSE AND OPTION GRANTS

        3.1 LICENSED TECHNOLOGY. Epimmune hereby grants to AP Cells a non-exclusive, non-transferable (except pursuant to Section 13.4) license under the Licensed Technology to make and have made (including the right to make derivatives), use and sell Licensed Products and to use the Licensed Technology, in each case in the Field in the Territory during the term of this Agreement (the "License").

        3.2 SUBLICENSES. AP Cells shall have the right to grant sublicenses under the License solely to its Affiliates and corporate partners to whom AP Cells has licensed or also licenses its own technology for use in conjunction with such sublicense. AP Cells shall deliver a copy of each sublicense under this Agreement to Epimmune promptly after execution of the same, with any financial or confidential terms of such agreements, other than those relevant, in AP Cells' opinion, to Epimmune, redacted. Each sublicense shall be consistent with the terms and conditions of this Agreement.

        3.3 EPIMMUNE OBLIGATIONS.

            3.3.1 Within fifteen (15) days following the execution of this Agreement, Epimmune shall deliver to AP Cells such Licensed Know-How as is owned by Epimmune at such time; provided that GMP manufactured peptides included in the Licensed Know-How will be provided to AP Cells at an additional cost to be negotiated in good faith.

            3.3.2 Epimmune agrees to provide AP Cells with reasonable access to its facilities and employees at reasonable times for the purpose of demonstrating to AP Cells the assay processes included in the Licensed Know-How that may be necessary or useful to AP Cells' development, manufacture, use or sale of Licensed Products. Consultation by Epimmune's employees at Epimmune's facilities shall be limited to [***...]. In addition, consultation bY Epimmune's employees by teleconference shall be limited to [...***...].

        3.4 PEPTIDE LICENSE OPTION.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       5.

            3.4.1 Epimmune hereby grants to AP Cells an option (the "Peptide Option") to include under the License any or all of the peptides listed on Appendix C and Appendix D hereto, together with all associated patents and patent applications listed on Appendix C and Appendix D, as applicable, and any corresponding foreign counterparts thereof, and all patents issuing thereon (including utility, model and design patents and certificates of invention), including any division, continuation, continuation-in-part or substitution of any such patent application, and any reissue, extension, confirmation, registration, re-examination or inventor's certificate of any such patent, together with any corresponding foreign counterparts of the foregoing (collectively, the "Additional Rights"). As Additional Rights with respect to new peptides come into Epimmune's possession or control, Epimmune will update Appendix C promptly to reflect such additional peptides, and AP Cells shall be entitled to exercise its Peptide Option with respect to such peptides; Appendix D will not be updated to include additional peptides. Epimmune represents and warrants that, upon exercise by AP Cells of a Peptide Option, Appendix C or Appendix D, as applicable, hereto identifies all patents and patent applications associated with the peptides listed therein that are owned or licensed (with right to license or sublicense as provided for herein) by Epimmune, and there exist no limitations on Epimmune's right to license such Additional Rights as contemplated hereby. Epimmune agrees that, during the Peptide Option Period (as defined below), it shall not enter into any agreement or arrangement that would limit Epimmune's right to license the Additional Rights to AP Cells upon exercise of the Peptide Option.

            3.4.2 The Peptide Option may be exercised at any time during the period ending on the earlier of (a) [...***...] from the Effective Date, or (b) [...***...] from enrollment of the First patient in AP Cells' first clinical trial for a Licensed Product (the "Peptide Option Period"). AP Cells may exercise the Peptide Option, in whole or in part on a peptide-by-peptide basis, upon written notice to Epimmune, together with a payment to Epimmune of (i) [...***...] per peptide listed on Appendix C with respect to which the Peptide Option is exercised and (ii) [...***...] per peptide listed on Appendix D with respect to which the Peptide Option is exercised. Upon the exercise of the Peptide Option during the Peptide Option Period and payment of the specified amount to Epimmune, the term "Licensed Patent Rights" will include the Additional Rights for which the Peptide Option has been exercised.

        3.5 JAPAN OPTION. Epimmune hereby grants to AP Cells an irrevocable option (the "Japan Option") to include Japan in the Territory if Epimmune regains rights to the Licensed Technology in the Field in Japan. Epimmune will provide written notice to AP Cells promptly upon regaining rights to the Licensed Technology in the Field in Japan. The Japan Option may be exercised at any time during the term of this Agreement following the date of such written notice from Epimmune. AP Cells may exercise the Japan Option upon written notice to Epimmune together with payment of [...***...]. Upon the exercise of the Japan Option and payment of the specified amount to Epimmune, the term "Territory" will include Japan.

                                   ARTICLE 4
                 LICENSE FEES, ROYALTIES AND MILESTONE PAYMENTS

        4.1 LICENSE FEES. In consideration for the License, AP Cells shall pay to Epimmune a non-refundable license fee of [...***...] by wire transfer of immediately available funds as

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                       6.

follows: [...***...] payable on the Effective Date and [...***...] payable upon AP Cells receiving Epimmune's notice pursuant to Section 3.5 that the Japan Option has become available.

        4.2 ROYALTIES.

            4.2.1 In further consideration for the License, during the term of this Agreement, AP Cells shall pay to Epimmune a royalty of [...***...] of Net Sales of Licensed Products sold or manufactured in a country for which a Valid Patent Claim is included in the Licensed Patent Rights.

            4.2.2 With respect to any Licensed Product sold or manufactured in a specific country for which there is no Valid Patent Claim included in the Licensed Patent Rights AP Cells shall pay to Epimmune a royalty on Net Sales of such Licensed Product equal to a [...***...] reduction from the rate set forth in Section 4.2.1.

            4.2.3 In the event AP Cells becomes obligated to pay royalties to a Third Party for patent rights or technology utilized in or with a Licensed Product, AP Cells may deduct [...***...] of the royalties paid to such Third Party from the royalties owing to Epimmune for such Licensed Product; provided, however, the royalty amounts paid to Epimmune may not be reduced by more than an aggregate of [...***...] pursuant to the reductions permitted in Section 4.2.2 and this Section 4.2.3.

        4.3 MULTIPLE ROYALTIES. No multiple royalty shall be payable on a Licensed Product because the manufacture, use or sale of such Licensed Product is covered by more than one Licensed Patent Right.

        4.4 MILESTONE PAYMENTS. As further consideration for the License, AP Cells shall pay Epimmune non-refundable milestone payments in cash in the following amounts upon the occurrence of each of the following events with respect to any Licensed Product developed by AP Cells or its Affiliates or sublicensees; provided that each milestone payment shall be made only once and upon the first occurrence of such milestone for the first Licensed Product for which such milestone is achieved:

              --------------------------------------------------------------
              MILESTONE                           MILESTONE PAYMENT
              --------------------------------------------------------------
              [...***...]
              --------------------------------------------------------------


            4.4.1 For purposes of this Agreement, AP Cells and Epimmune agree that [...***...] means the first filing of an [...***...] of a Licensed Product that includes any MHC Class I peptide within the Antigen Patent Rights.

                                   ARTICLE 5
                         ROYALTY REPORTS AND ACCOUNTING

        5.1 REPORTS. Each party and its Affiliates and sublicensees shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales of such party and its Affiliates and sublicensees and to enable the royalties payable hereunder to be determined. The party obligated to pay royalties hereunder (the "Paying Party") shall provide

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       7.

such a royalty report to the other party (the "Receiving Party") within [...***...] of the end of each fiscal quarter in which royalties are due to the Receiving Party hereunder.

        5.2 AUDITS.

            5.2.1 Upon the written request of the Receiving Party, and not more than [...***...] in each calendar year, the Paying Party shall permit a reasonably acceptable independent certified public accounting firm, selected by the Receiving Party, at the Receiving Party's expense, to have access during normal business hours to such of the records of the Paying Party as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The accounting firm shall disclose to the Receiving Party only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

            5.2.2 If such accounting firm concludes that additional royalties were owed during such period, the Paying Party shall pay the additional royalties within [...***...] of the date the Receiving Party delivers to the Paying Party such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by the Receiving Party; provided however, if the audit discloses that the royalties payable by the Paying Party for the audited period are more than [...***...] of the royalties actually paid for such period, then the Paying Party shall pay the reasonable fees and expenses charged by such accounting firm.

            5.2.3 Upon the expiration of [...***...] following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon the Receiving Party and the Paying Party and its Affiliates and its sublicensees.

        5.3 CONFIDENTIAL FINANCIAL INFORMATION. The Receiving Party shall treat all financial information subject to review under this Article 5 or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

                                   ARTICLE 6
                                    PAYMENTS

        6.1 PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under Article 5 above shall be due and payable upon the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. Milestone payments shall be due and payable in accordance with Section 4.4.

        6.2 PAYMENT METHOD. All payments by a party to the other party under this Agreement shall be paid in Dollars, and all such payments shall be made by check or bank wire transfer in immediately available funds to such account as the party entitled to payment hereunder shall designate before such payment is due.

        6.3 EXCHANGE CONTROL. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, payment shall be made through such lawful means or methods as the party entitled to such payment reasonably shall request.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       8.

        6.4 WITHHOLDING TAXES. In the event that AP Cells is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to Epimmune due to the laws of such country or collect and/or pay any sales, use, excise or value added taxes, such amount shall be deducted from the payment to be made by AP Cells, and AP Cells shall notify Epimmune and promptly furnish Epimmune with copies of any tax certificate or other documentation evidencing such withholding. Each party agrees to cooperate with the other party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

        6.5 LATE PAYMENT. In the event that any payment under Article 4 or
Section 9.1.2 is not made when due, the payment shall accrue interest from the date due at the rate of [...***...]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of such payment.

                                   ARTICLE 7
                      INFRINGEMENT ACTIONS BY THIRD PARTIES

        If AP Cells, or any of its Affiliates, sublicensees or customers becomes the subject of a suit by a Third Party that alleges infringement of a Third Party's patent arising out of the manufacture, use or sale of Licensed Products and the alleged infringing process, method or composition is claimed under the Licensed Patent Rights or otherwise provided to AP Cells as Licensed Technology, AP Cells shall promptly notify Epimmune in writing of the institution of such suit. As between the parties, AP Cells shall have the right, subject to the reasonable approval of Epimmune, to control the defense of such suit at AP Cells' own expense, in which event Epimmune shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to AP Cells all evidence and assistance in Epimmune's control. If AP Cells does not elect within thirty (30) days after such notice to so control the defense of such suit, Epimmune may undertake such control at its own expense, and AP Cells shall then have the right to be represented by advisory counsel of its own selection, at its own expense, and AP Cells shall cooperate fully in the defense of such suit and otherwise furnish to Epimmune all evidence and assistance in AP Cells' control. The party controlling the suit shall not enter into any settlement of such suit or otherwise consent to an adverse judgment in such suit that admits the invalidity or unenforceability of any patent within the Licensed Patent Rights, or the unpatentability of any invention covered by a patent application within the Licensed Patent Rights, or exceeds the rights under the Licensed Technology granted hereunder. Any judgments, settlements or damages payable with respect to legal proceedings covered by this Article 7 shall be paid by the party that controls the litigation, subject to indemnification under Article 10 and to Section 4.2.3.

                                   ARTICLE 8
                                 CONFIDENTIALITY

        8.1 CONFIDENTIAL INFORMATION. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all confidential information of the other party disclosed to it by the other party (the "Confidential Information"), and shall not use, disclose or grant the use of Confidential Information of the other party except on a need-to-know basis to those directors, officers,

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                       9.

affiliates, employees, permitted licensees, permitted assignees and agents, consultants, lawyers, bankers, existing or potential investors, acquirors, merger partners, collaborators or licensees, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement or for the limited purpose of evaluating a transaction, investment, or license involving such party. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

        8.2 PERMITTED DISCLOSURES. The confidentiality obligations contained in
Section 8.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or
(ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by competent written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party (as shown by competent written records).

        8.3 TERMS OF THIS AGREEMENT. Except as otherwise provided in Section 8.2 above, Epimmune and AP Cells shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. However, each party may disclose the existence and terms of this Agreement without the other party's approval to the extent such party concludes, after consulting with its legal advisors, that it is required by any local, state or federal rule, regulation, statute or law relevant to the activities undertaken pursuant to this Agreement or applicable to either of the parties with respect to any matters set forth herein or by any applicable stock exchange or trading market to disclose this Agreement or the terms hereof.

        8.4 PUBLICATION. Neither party shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other information generated and/or provided solely by the other party without first obtaining the prior written consent of such other party, which consent shall not be unreasonably withheld or delayed, provided, however, that if in the opinion of the non-publishing party, it is believed that any such publication contains (a) a patentable development, submission for publication shall be delayed to permit the filing of appropriate patent application or patent applications, but in no event shall such delay exceed ninety (90) days from the time either party receives such advanced


                                      10.

copy of the proposed publication or (b) a party's Confidential Information, such information shall be deleted from the proposed publication is requested in writing.

                                    ARTICLE 9
                                     PATENTS

        9.1 OWNERSHIP OF INVENTIONS.

            9.1.1 All right, title and interest in and to any Improvements that are (a) authorized or made by, on behalf of or at the request of AP Cells shall be the sole property of AP Cells, (b) authorized or made by, on behalf of or at the request of Epimmune shall be the sole property of Epimmune, and (c) made jointly by AP Cells and Epimmune shall be the joint property of AP Cells and Epimmune ("Joint Improvements"). Each party may freely practice any Joint Improvements outside the Field.

            9.1.2 AP Cells hereby grants to Epimmune a non-exclusive, worldwide, royalty-bearing license to any AP Cells Improvements for all uses outside the Field. Such license shall bear a royalty of [...***...] on Net Sales of Epimmune Products. Epimmune may sublicense its rights under the license to its Affiliates and Third Parties to whom Epimmune also licenses its own technology in conjunction with such sublicense. AP Cells shall promptly notify Epimmune in writing of any AP Cells Improvements licensed to Epimmune under this Section 9.1.2.

            9.1.3 All right, title and interest in and to any discoveries or inventions arising hereunder that are not Improvements that are authorized or made by, on behalf of or at the request of AP Cells shall be the sole property of AP Cells, and AP Cells may freely practice such inventions within and outside the Field.

        9.2 PROSECUTION AND MAINTENANCE.

            9.2.1 Epimmune shall be responsible for the preparation, filing, prosecution, maintenance and defense of its patents and patent applications included in the Licensed Patent Rights at its own expense. In the event that Epimmune elects not to file a patent application or decides to abandon any pending application or granted patent under the Licensed Patent Rights in any country, Epimmune shall provide adequate notice to AP Cells and give AP Cells the opportunity to file or maintain such application or patent at its own expense, subject to the rights of any other licensee of the Licensed Patent Rights, which Epimmune shall fully disclose to AP Cells at such time; provided, however, that except for the right to file and maintain such patent rights, the ownership rights of Epimmune to such patent rights shall not be affected by reason of this paragraph. Epimmune further agrees that, in the event AP Cells so files or maintains such application or patent at its own expense, AP Cells shall be entitled to deduct such reasonable expense from any other amounts due Epimmune.

            9.2.2 AP Cells shall control the prosecution, grant and maintenance of patents and patent applications included in the Joint Improvements, using patent counsel reasonably acceptable to Epimmune, provided that AP Cells shall provide Epimmune with the opportunity to review and comment on filings and other actions with respect to such patents and patent applications included in Joint Improvements. AP Cells and Epimmune shall share equally all

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      11.

costs incurred in connection therewith; provided, however, that if Epimmune disagrees with filing for any patent or patent application included in the Joint Improvements in a given country, Epimmune may elect not to share the costs incurred in connection with filing, prosecution, maintenance and defense of such patent or patent application upon written notice to AP Cells, and AP Cells shall pay all such costs in such country; provided further that AP Cells will be entitled to credit such costs in such country incurred by AP Cells against royalties payable to Epimmune under Section 4.2 on Net Sales of Licensed Products in such country. AP Cells shall inform Epimmune at regular intervals, or on request, about the status of joint patent applications or joint patents for which it is responsible. In the event that AP Cells elects not to file a patent application or decides to abandon any pending application or granted patent included in Joint Improvements in any country, AP Cells shall provide adequate notice to Epimmune and give Epimmune the opportunity to file or maintain such application or patent at its own expense, and all right title interest in such application or patent for such country shall thereupon be assigned to Epimmune.

            9.2.3 AP Cells shall be responsible for the preparation, filing, prosecution, maintenance and defense of its patents and patent applications included in the AP Cells Improvements. In the event that AP Cells elects not to file a patent application or decides to abandon any pending application or granted patent included in the AP Cells Improvements in any country, AP Cells shall provide adequate notice to Epimmune and give Epimmune the opportunity to file or maintain such application or patent at its own expense, subject to the rights of any other licensee of such patent rights; provided, however, that except for the right to file and maintain such patent rights, the ownership rights of AP Cells to such patent rights shall not be affected by reason of this paragraph.

        9.3 COOPERATION. Each party shall make available to the other party or its authorized attorneys, agents, consultants or representatives, if available, such information necessary or appropriate to enable the appropriate party (at the appropriate party's cost and expense) to file, prosecute and maintain patent applications and resulting patents with respect to Improvements, as set forth in
Section 9.2 above, for a period of time reasonably sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

        9.4 NO OTHER TECHNOLOGY RIGHTS. Except as specifically and expressly provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, products, compounds, materials, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to this Agreement.

        9.5 NOTIFICATION OF INFRINGEMENT. Each party shall notify the other party of any significant and continuing infringement known to such party of any patent rights included in Joint Improvements or patent rights of the other party and shall provide the other party with the available evidence, if any, of such infringement.


                                      12.

                                   ARTICLE 10
                                    INDEMNITY

        10.1 INDEMNITY.

            10.1.1 Epimmune shall indemnify and hold AP Cells harmless, and hereby forever releases and discharges AP Cells, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings (each a "Claim") by any Third Party to the extent arising from: (a) the breach of any representation, warranty or covenant of Epimmune under this Agreement; (b) the development, manufacture, use or sale of Epimmune Products by Epimmune or its Affiliates or sublicensees; or (c) the gross negligence or willful misconduct of Epimmune in the performance of its obligations and its permitted activities under this Agreement. The foregoing shall not apply to the extent such Claims result from the gross negligence or willful misconduct of AP Cells.

            10.1.2 AP Cells shall indemnify and hold Epimmune harmless, and hereby forever releases and discharges Epimmune, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all Claims by any Third Party to the extent arising from
(a) the breach of any representation, warranty or covenant of AP Cells under this Agreement, (b) the development, manufacture, use or sale of Licensed Products by AP Cells or its Affiliates or sublicensees or (b) the gross negligence or willful misconduct of AP Cells or its Affiliates or sublicensees in the performance of its or their obligations, and its or their permitted activities under this Agreement. The foregoing shall not apply to the extent such Claims result from the gross negligence or willful misconduct of Epimmune.

        10.2 PROCEDURE. A party that intends to claim indemnification under this
Article 10 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") in writing of any Claim for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor and reasonably mutually satisfactory to both parties. However, the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 10 shall not apply to amounts paid in settlement of any Claim if a settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such Claim, if prejudicial to its ability to defend such Claim, shall relieve such Indemnitor of any liability to the Indemnitee under this
Article 10 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under Article 10. The Indemnitor may not settle or otherwise consent to an adverse judgment in such Claim that diminishes the rights or interests of Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and


                                      13.

agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any Claim covered by this
Article 10.

                                   ARTICLE 11
                                   TERMINATION

        11.1 EXPIRATION. Subject to the provisions of Sections 11.2 and 11.3 below, this Agreement shall expire on a Licensed Product-by-Licensed Product and country-by-country basis as follows: (i) for Licensed Products for which AP Cells has a royalty obligation pursuant to Section 4.2.1, on the date which is the later of (a) [...***...] from the first sale of the applicable Licensed Product in the applicable country, or (b) the last to expire Valid Claim of the Licensed Patent Rights which covers the manufacture or sale of such Licensed Product in such country; and (ii) for Licensed Products for which AP Cells has a royalty obligation pursuant to Section 4.2.2, on the date which is the later of
(a) [...***...] from the first sale of the applicable Licensed Product in the applicable country or when all Licensed Know-How used by AP Cells in the development, making, using or selling of such Licensed Product has become publicly known otherwise than through the fault of AP Cells or an undertaking connected therewith. Expiration of AP Cells' royalty obligations for each Licensed Product under this Section 11.1 shall not preclude AP Cells from continuing to market such Licensed Product and to use Licensed Technology in such country without further royalty payments or any other remuneration to Epimmune.

        11.2 TERMINATION FOR CAUSE. Except as otherwise provided in Article 12, either party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within [...***...] after written notice thereof by the non-breaching party.

        11.3 BANKRUPTCY. In the event of the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party's debts which are not dismissed within [...***...], or upon such party's making an assignment for the benefit of creditors, or upon such party's dissolution or ceasing to do business, the other party shall have the right to terminate this Agreement upon written notice to such party.

        11.4 EFFECT OF EXPIRATION OR TERMINATION. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Article 1, Sections 5.1 and 5.2 (for one (1) year following the end of the calendar year in which such expiration or termination occurred), Section 5.3, Article 8, Section 9.1.1, Articles 10 and 11 and Sections 13.2, 13.3 and 13.4 shall survive the expiration or termination of this Agreement.

                                   ARTICLE 12
                                  FORCE MAJEURE

        Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than failure or delay in making any payment when due) to the

                                               *CONFIDENTIAL TREATMENT REQUESTED


                                      14.

extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party.

                                   ARTICLE 13
                                  MISCELLANEOUS

        13.1 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered personally, by facsimile (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Epimmune:       Epimmune Inc.
                      5820 Nancy Ridge Drive
                      San Diego, CA 92121
                      United States
                      Attention:    Chief Financial Officer
                      Telephone:    (858) 860-2500
                      Facsimile:    (858) 860-2600

with a copy to:       Cooley Godward LLP
                      4365 Executive Drive, Suite 1100
                      San Diego, CA 92121
                      Attention:    L. Kay Chandler, Esq.
                      Telephone:    (858) 550-6000
                      Facsimile:    (858) 453-3555

If to AP Cells:       AP Cells Inc.
                      1014 Hamilton Court
                      Menlo Park
                      CA 94025  USA
                      Attn:  Henri Mura, Chairman and CEO
                      Telephone:    (650) 321-9500
                      Facsimile:    (650) 324-4733

with a copy to:       Wilson Sonsini Goodrich & Rosati
                      1 Market, Spear Street Tower, Suite 3300
                      San Francisco, CA  94105
                      Attention:  David Boyko, Esq.
                      Telephone:    (415) 947-2104
                      Facsimile:    (415) 947-2099


                                      15.

        13.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

        13.3 ARBITRATION. Upon written request by at least one party that is submitted according to the applicable rules for arbitration, any claim, demand or cause of action that arises out of or is related to this Agreement (collectively, "Arbitration Claims") shall be resolved by binding arbitration in San Diego, California, subject to the rules of the American Arbitration Association. The decision of an arbitrator on any Arbitration Claims submitted to arbitration shall follow applicable substantive law and be in writing setting forth the findings of fact and law and the reasons supporting the decision. Such decision shall be final and binding upon the parties, subject to the right of appeal described below. Judgment upon any arbitration award may be entered in any court having jurisdiction. The arbitrator has exclusive authority to resolve any dispute relating to the applicability or enforceability of this Agreement, including the provisions of this section. Either party shall have the right to appeal to the appropriate court any errors of law in the decision rendered by the arbitrator. After a demand for arbitration is made, each party may conduct a limited number of depositions (including the production of documents) by mutual agreement or as permitted by the arbitrator.

        13.4 ASSIGNMENT. Neither party shall assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party; provided however, that either party may, without such consent, assign this Agreement and its rights and obligations thereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction; provided further that, in the event of any such transaction, intellectual property rights of any Person, other than AP Cells or Epimmune or their Affiliates, that is an acquiring party in such transaction shall not be included in the intellectual property licensed hereunder. Any purported assignment in violation of this Section 13.4 shall be void.

        13.5 WAIVERS AND AMENDMENTS. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

        13.6 ENTIRE AGREEMENT. This Agreement embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

        13.7 SEVERABILITY. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

        13.8 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right


                                      16.

hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

        13.9 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        13.10 INDEPENDENT CONTRACTORS. The relationship between Epimmune and AP Cells is that of independent contractors. Neither party has any actual or apparent authority, express or implied, to act on behalf of the other party or to bind the other party to any obligations. Neither party shall be deemed to be an agent or servant of the other party or a partner or venturer with the other party. Neither party shall control, or have any right to control, the manner, method and means by which the other party makes, has made, uses, sells, leases or otherwise provides or markets its products and services.

        13.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                      17.

        IN WITNESS WHEREOF, the parties have executed this License Agreement by their duly authorized representatives as of the date first set forth below.


EPIMMUNE INC.                        AP CELLS INC.


By:  /s/ Robert De Vaere             By:    /s/ Henry Mura
   ---------------------------          -------------------------------

Print Name: Robert De Vaere          Print Name:   Henry Mura
           -------------------                  -----------------------

Title:  VP, Finance & CFO            Title: Chairman and CEO
      ------------------------              ---------------------------

                                   APPENDIX A

                              ANTIGEN PATENT RIGHTS


[...***...]


                                               *CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX B

                                LICENSED KNOW-HOW


[...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX C

[...***...]


                                               *CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX D


[...***...]


                                               *CONFIDENTIAL TREATMENT REQUESTED